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DATED 4th January 1993

OPENMEN LIMITED

–to–

MUIRHEAD VACTRIC COMPONENTS LIMITED

COUNTERPART UNDERLEASE

of premises at Oakfield Road, Penge
in the London Borough of Bromley

COUNTERPART UNDERLEASE: DATED 4th January 1993

     [Illegible SEAL]

1	Particulars
1.1	Parties:
1.1.1	the Landlord	OPENMEN LIMITED (registered in England and Wales No. 2124564 whose registered office is at Pentagon House Sir Frank Whittle Road Derov DE2 4XA
1.1.2	the Tenant	MUIRHEAD VACTRIC COMPONENTS LIMITED (registered in England and Wales Number 560015) whose registered office is at Oakfield Road Penge London SE20 8EW
1.2	the Premises	ALL THAT land and buildings situate at Oakfield Road Penge in the London Borough of Bromley demised by the Headlease
1.3	Contractual Term	15 years from and including the first day of December 1992
1.4	Rent Commencement Date	the first day of December 1992
1.5	Initial Rent	£200,000 (two hundred thousand pounds) per year
1.6	Interest Rate
Four percent per year above the base lending rate ("Base Rate") of Barclays Bank PLC or such other bank (being a member of the Committee of London and Scottish Bankers) as the Landlord may from time to time nominate in writing
1.7	Permitted User
Use as a factory and workshop and offices with ancillary storage within Classes III and IV of the Town and Country Planning (Use Classes) Order 1972 or such other use as the Landlord may from time to time in its absolute discretion approve
1.8	Review Dates	1st December 1997 and 1st December 2003 and 'Review Date' means any one of the Review Dates
2	Definitions
2.1	For all purposes of this lease the terms defined in clauses 1 and 2 have the meanings specified
2.2
'Additional Rent' means sums equal to the amounts paid from time to time during the term of this lease by the Landlord to the Superior Landlord pursuant to sub-clauses 2(iii) 2(x) 2(xi) and 2(xii) of the Headlease
2.3	'Building' means the building or buildings now or at any time during the Term erected on the whole or part of the Premises
2.4
'the Headlease' means the superior lease under which the Landlord holds the Premises made the 28th day of September 1976 between (1) Real Estate and Commercial Trust Limited ('the Superior Landlord') and (2) Londex Limited for a term of 125 years less the last 3 days thereof from the 5th May 1975 (the interest of Londex Limited being now vested in the Landlord) and any lease or leases superior to the Headlease

2.5	'the Insurance Rent' means the sums which the Landlord shall from time to time pay by way of premium:
	2.5.1	for insuring the Premises in accordance with its obligations contained in this lease
2.5.2
and for insuring in such reasonable amount and on such terms as the Landlord shall consider appropriate against all liability of the Landlord to third parties arising out of or in connection with any matter including or relating to the Premises
2.6	'Insured Risks' means fire and such other risks as the Landlord from time to time in its absolute discretion may think fit to insure against
2.7
'Interest' means interest during the period from the date on which the payment is due to the date of payment both before and after any judgment at the Interest Rate then prevailing or should the Base Rate cease to exist such other rate of interest as is most closely comparable with the Interest Rate to be agreed between the parties or in default of agreement to be determined by the Surveyor acting as an expert and not as an arbitrator
2.8	'the 1954 Act' means the Landlord and Tenant Act 1954
2.9
'Pipes' means all pipes sewers drains mains ducts conduits gutters watercourses wires cables channels flues and all other conducting media and includes any fixings louvres cowls and any other ancillary apparatus which are in on or under or which serve the Premises
2.10	'the Plan' means the plan annexed to this lease
2.11	'the Planning Acts' means the Town and Country Planning Act 1990
2.12
'Rent' means the Initial Rent and rent ascertained in accordance with the second schedule and such term does not include the Insurance Rent or the Additional Rent but the term 'rents' includes both the Rent the Insurance Rent and the Additional Rent
2.13
'Surveyor' means any person or firm appointed by the Landlord to perform any of the functions of the Surveyor under this lease (including an employee of the Landlord or a company that is a member of the same group as the Landlord within the meaning of Section 42 of the 1954 Act and including also the person or firm appointed by the Landlord to collect the rents)
2.14	'VAT' means Value Added Tax or any tax of a similar nature that may be substituted for it or levied in addition to it
2.15	'this lease' means this underlease
3	Interpretation
3.1
The expressions 'the Landlord' and 'the Tenant' wherever the context so admits include the person for the time being entitled to the reversion immediately expectant on the determination of the Term and the Tenant's successors in title respectively
3.2	References to the Superior Landlord shall include its successors in title and shall include all superior landlords however remote
3.3
Where the Landlord the Tenant or the Guarantor for the time being are two or more persons obligations expressed or implied to be made by or with such party are deemed to be made by or with such persons jointly and severally
3.4	Words importing one gender include all other genders and words importing the singular include the plural and vice versa

3.5
The expression 'Guarantor' includes not only the person referred to in clause 1.1.3 (if any) but also any person who enters into the Guarantor's covenants with the Landlord pursuant to the provisions of this lease
3.6	The expression 'the Premises' includes:
	3.6.1	the Building
	3.6.2	all additions and improvements to the Premises
3.6.3
all the Landlord's fixtures and fittings and fixtures of every kind which shall from time to time be in or upon the Premises (whether originally affixed or fastened to or upon the Premises or otherwise) except any such fixtures installed by the Tenant that can be removed from the Premises without defacing the Premises and
	3.6.4	all Pipes in on under or over the Premises
and references to 'the Premises' in the absence of any provision to the contrary include any part of the Premises
3.7	The expression 'the Term' includes the Contractual Term and any period of holding-over or continuance of the Contractual Term whether by statute or common law
3.8
References to 'the last year of the Term' include the last year of the Term if the Term shall determine otherwise than by effluxion of time and references to "the expiration of the Term" include such other determination of the Term
3.9
References to any right of the Landlord to have access to the Premises shall be construed as extending to the Superior Landlord and any mortgagee of the Premises and to all persons authorised by the Landlord and the Superior Landlord or mortgagee (including agents professional advisers contractors workmen and others)
3.10	Any convenant by the Tenant not to do an act or thing shall be deemed to include an obligation not to permit or suffer such act or thing to be done by another person
3.11
Any provisions in this lease referring to the consent or approval of the Landlord shall be construed as also requiring the consent or approval of the Superior Landlord where such consent shall be required but nothing in this lease shall be construed as implying that any obligation is imposed upon the Superior Landlord not unreasonably to refuse any such consent or approval
3.12
References to 'consent of the Landlord' or words to similar effect mean a consent in writing signed by or on behalf of the Landlord and to 'approved' and 'authorised' or words to similar effect mean (as the case may be) approved or authorised in writing by or on behalf of the Landlord
3.13	The terms 'the parties' or 'party' mean the Landlord and/or the Tenant but except where there is an express indication to the contrary exclude the Guarantor
3.14	'Development' has the meaning given by Section 55 of the Planning Acts
3.15
With the exception of clause 1.7 any references to a specific statute include any statutory extension or modification amendment or re-enactment of such statute and any regulations or orders made under such statute and any general reference to 'statute' or 'statutes' includes any regulations or orders made under such statute or statutes
3.16	References in this lease to any clause sub-clause or schedule without further designation shall be construed as a reference to the clause sub-clause or schedule to this lease so numbered
3.17	The clause paragraph and schedule headings and any table of contents do not form part of this lease and shall not be taken into account in its construction or interpretation

4	Demise

The Landlord demises to the Tenant the Premises TOGETHER WITH the rights set out in Part 1 of the first schedule (but provided that as mentioned therein) EXCEPTING AND RESERVING to the Landlord the rights specified in Part 2 of the first schedule TO HOLD the Premises to the Tenant for the Contractual Term SUBJECT to all matters contained or referred to in the Property and Charges registers of Title Number SGL229515 at H M Land Registry as at the 12 October 1992 YIELDING AND PAYING to the Landlord:
4.1
The Rent payable without any deduction by equal quarterly payments in advance on the usual quarter days in every year and proportionately for any period of less than a year the first such payment being a proportionate sum in respect of the period from and including the Rent Commencement Date to and including the day before the quarter day next after the date of this lease to be paid on the date of this lease and
4.2	by way of further rent the Insurance Rent payable on demand in accordance with the Insurance Provisions and
4.3	by way of further rent payable on demand the Additional Rent
5	The Tenant's covenants
The Tenant covenants with the Landlord:
5.1	Rent
To pay the rents on the days and in the manner set out in this lease and not to exercise or seek to exercise any right or claim to withhold rent or any right or claim to legal or equitable set-off
5.2	Outgoings and VAT
To pay and to indemnify the Landlord against
5.2.1
all rates taxes assessments duties charges impositions and outgoings which are now or during the Term shall be charged assessed or imposed upon the Premises or upon the owner or occupier of them excluding (save in respect of VAT) any payable by the Landlord occasioned by receipt of the rents or by any interest reversionary to the interest created by this lease and if the landlord shall suffer any loss of rating relief which may be applicable to empty premises after the end of the Term by reason of such relief being allowed to the Tenant in respect of any period before the end of the Term to make good such loss to the Landlord and
5.2.2
VAT chargeable in respect of any payment made by the Tenant under any of the terms of or in connection with this lease or in respect of any payment properly made by the Landlord where the Tenant agrees in this lease to reimburse the Landlord for such payment but where the Landlord is unable to recover the same
5.3	Electricity, gas and other services consumed
To pay to the suppliers and to indemnify the Landlord against all charges for electricity gas and other services consumed or used at or in relation to the Premises (including meter rents)
5.4	Repair, cleaning, decoration etc
5.4.1
To repair the Premises and keep them in repair excepting damage caused by an Insured Risk (other than where the insurance money is irrecoverable in consequence of any act or default of the Tenant or anyone at the Premises expressly or by implication with the Tenant's authority)

	5.4.2	To replace from time to time the Landlord's fixtures and fittings in the Premises which may be or become beyond repair at any time during or at the expiration of the Term
	5.4.3	To clean the Premises and keep them in a clean condition
5.4.4
Not to cause any land roads or pavements abutting the Premises to be untidy or in a dirty condition and in particular (but without prejudice to the generality of the above) not to deposit on them refuse or other materials
5.4.5
In every third year and in the last year of the Term to redecorate the exterior of the Building and in every fifth year and in the last year of the Term to redecorate the interior of the Building in both instances in a good and workmanlike manner and with appropriate materials of good quality any change in the tints colours and patterns of such external decoration to be approved by the Landlord provided that the covenants relating to the last year of the Term shall not apply where the Tenant shall have performed the obligation in question less than 18 months prior to the expiry of the Term
5.4.6
Where the use of Pipes boundary structures or other things is common to the Premises and other property to be responsible for and to indemnify the Landlord against all sums due from and to undertake all work that is the responsibility of the owner lessee or occupier of the Premises in relation to those Pipes or other things
	5.4.7	To keep any part of the Premises which may not be built upon ('the Open Land') adequately surfaced in good condition and free from weeds
	5.4.8	Not to deposit or permit to be deposited any waste rubbish or refuse on the Open Land
	5.4.9	Not to keep or store on the Open Land any caravan or movable dwelling
5.4.10
Without prejudice to the above provisions of this clause 5.4 to keep the Premises together with the fences marked 'T' on the Plan in such repair and condition as shall not in any way be a nuisance or cause damage to the Superior Landlord or its tenants or occupiers of any of the neighbouring property or which tend to depreciate or lessen the value of any of the Superior Landlord's land or properties in the neighbourhood
5.5	Waste and alterations
	5.5.1	Not to:
		5.5.1.1	commit any waste
		5.5.1.2	make any addition to the Premises
		5.5.1.3	unite the Premises with any adjoining premises
		5.5.1.4	make any external or structural alteration to the Premises save as permitted by the following provisions of this clause
	5.5.2	Not to make external or structural alterations to the Building without:
		5.5.2.1	obtaining and complying with all necessary consents of any competent authority and paying all charges of any such authority in respect of such consents
		5.5.2.2	making an application supported by drawings and where appropriate a specification in duplicate

		5.5.2.3	paying the fees of the Landlord any superior landlord any mortgagee and their respective professional advisers and
		5.5.2.4	entering into such covenants as the Landlord may require as to the execution and reinstatement of the alterations and in the case of any works of a substantial nature the Landlord may require prior to the commencement of such works the provision by the Tenant of adequate security in the form of a deposit of money or the provision of a bond as assurance to the Landlord that any works which may from time to time be permitted by the Landlord shall be fully completed
	5.5.3	Subject to the provisions of clause 5.5.2 not to make any external or structural alterations to the Building without the consent of the Landlord which shall not unreasonably be withheld or delayed
5.5.4
To remove any additional buildings additions alterations or improvements made to the Premises at the expiration of the Term if reasonably so requested by the Landlord and to make good any part or parts of the Premises which may be damaged by such removal
5.5.5
Not to make connection with the Pipes that serve the Premises otherwise than in accordance with the plans and specifications approved by the Landlord subject to consent to make such connection having previously been obtained from the competent statutory authority or undertaker
5.6	Aerials, signs and advertisements
	5.6.1	Not to erect any pole mast or wire (whether in connection with telegraphic telephonic radio or television communication or otherwise) upon the Premises
5.6.2
Not to affix to or exhibit on the outside of the Building or to or through any window of the Building nor display anywhere on the Premises any new placard sign notice fascia board or advertisement except any sign permitted by virtue of any consent given by the Landlord pursuant to a covenant contained in this lease (such consent not to be unreasonably withheld or delayed)
5.7	Statutory Obligations
5.7.1
At the Tenant's own expense to execute all works and provide and maintain all arrangements upon or in respect of the Premises or the use to which the Premises are being put that are required in order to comply with the requirements of any statute (already or in the future to be passed) or any government department, local authority other public or competent authority or court of competent jurisdiction regardless of whether such requirements are imposed on the lessor the lessee or the occupier
5.7.2
Not to do in or near the Premises any act or thing by reason of which the Landlord may under any statute incur have imposed upon it or become liable to pay any penalty damages compensation costs charges or expenses
5.7.3
Without prejudice to the generality of the above to comply in all respects with the provisions of any statutes and any other obligations imposed by law or by any byelaws applicable to the Premises or in regard to carrying on the trade or business for the time being carried on on the Premises

5.8	Access of Landlord and notice to repair
	5.8.1	To permit the Landlord:
		5.8.1.1	to enter upon the Premises for the purposes of ascertaining that the covenants and conditions of this lease have been observed and performed
		5.8.1.2	to view the state of repair and condition of the Premises and
5.8.1.3
to give the Tenant (or leave upon the Premises) a notice specifying any repairs cleaning maintenance or painting that the Tenant has failed to execute in breach of the terms of this lease and to request the Tenant to immediately execute the same including the making good of such opening up (if any)
	5.8.2	As soon as reasonably practicable to repair cleanse maintain and paint the Premises as required by such notice
5.8.3
If within one month of the service of such a notice the Tenant shall not have commenced and be proceeding diligently with the execution of the work referred to in the notice or shall fail to complete the work within three months or if in the Landlord's reasonable opinion the Tenant is unlikely to have completed the work within such period to permit the Landlord to enter the Premises to execute such work as may be necessary to comply with the notice and to pay to the Landlord the cost of so doing and all expenses incurred by the Landlord (including legal costs and surveyor's fees) within fourteen days of a written demand
5.9	Alienation
Definitions
	5.9.1	'Permitted Part' means any part or parts of the Premises but so that there shall at no time be more than four separate occupancies of the Premises
5.9.2
Not to hold on trust for another or (save pursuant to a transaction permitted by and effected in accordance with the provisions of this lease) part with the possession of the whole or any part of the Premises or permit another to occupy the whole or any part of the Premises
	5.9.3	Not to assign or charge part only of the Premises
	5.9.4	Not to assign charge or underlet the whole of the Premises without the prior consent of the Landlord such consent not to be unreasonably withheld or delayed
5.9.5
Not to underlet any part of the Premises without the prior consent of the Landlord such consent not to be unreasonably withheld or delayed and otherwise than by means of an underlease of a Permitted Part
5.9.6
Not any time during the Term to underlet the whole or any part of the Premises without having obtained and produced to the Landlord before the grant of such underlease an order of the court authorising an agreement between the parties to such underlease excluding the operation of sections 24 to 28 (inclusive) of the 1954 Act in relation to the tenancy created by such underlease and without recording such agreement in the provisions of the underlease
5.9.7
Prior to any permitted assignment to procure that the assignee enters into direct covenants with the Landlord to perform and observe all the Tenant's covenants and all other provisions this lease during the residue of the Term

5.9.8
On a permitted assignment to a private limited company and if the Landlord shall reasonably so require to procure that at least two directors of the company or some other guarantor or guarantors acceptable to the Landlord enter into direct covenants with the Landlord in the form of the Guarantor's covenants contained in this lease with 'the Assignee' substituted for 'the Tenant'
5.9.9
Not without the consent in writing of the Landlord to underlet the whole or any part of the Premises otherwise than by means of an underlease granted at a full open market rent without any fine or premium being taken and which complies with the following provisions:
	5.9.9.1	such underlease shall contain the same provisions as those contained in this lease with such amendments as may be approved in writing by the Landlord
	5.9.9.2	the rent reserved by such underlease shall be payable in advance on the days on which Rent is payable under this lease
5.9.9.3
if the term of such underlease shall extend beyond a date upon which the Rent payable under this lease is to be reviewed such underlease shall contain provisions for the upwards only review of the rent reserved by such underlease to take effect at the same intervals on the same dates basis and terms as those provided in this lease for the review of the Rent
	5.9.9.4	such underlease shall provide provisions for the upwards only review of the rent reserved by such underlease on the basis and on the dates on which the Rent is to be reviewed in this lease
5.9.9.5
such underlease shall contain provisions prohibiting the undertenant from doing or allowing any act or thing in relation to the underlet premises inconsistent with or in breach of the provisions of this lease
	5.9.9.6	such underlease shall contain a provision for reentry by the underlandlord on breach of any covenant by the undertenant
5.9.9.7
such underlease shall contain provisions imposing an absolute prohibition against all dispositions of or other dealings whatever with the underlet premises other than an assignment or charge of the whole and prohibiting any assignment or charge of the whole without the prior consent of the Landlord under this lease
5.9.9.8
such underlease shall contain provisions prohibiting the undertenant from permitting another to occupy the whole or any part of the underlet premises with similar exceptions to those in clause 5.9.13 and
5.9.9.9
such underlease shall impose in relation to any permitted assignment or charge the same obligations for registration with the Landlord as are contained in this lease in relation to dispositions by the Tenant
5.9.10	Prior to any permitted underletting to procure that the undertenant enters into direct covenants with the Landlord that the undertenant shall:
5.9.10.1
pay the rents and other sums reserved by and observe and perform the covenants on the lessee's part and conditions contained in the underlease and not suffer or permit at or in relation to the Premises any act or thing which would or might constitute a breach of such covenants or conditions

5.9.10.2
not to omit suffer of permit at or in relation to the Premises any act or thing which would or might cause the Tenant to be in breach of or which if done ommitted suffered or permitted by the Tenant would or might constitute a breach of the covenants on the lessee's part and the conditions contained in this lease
5.9.11
To enforce the performance and observance by every such undertenant of the provisions of the underlease and not at any time either expressly or by implication to waive any breach of the covenants or conditions on the part of any undertenant or assignee of any underlease nor (without the consent of the Landlord such consent not to be unreasonably withheld or delayed) vary the terms or accept a surrender of any permitted underlease
	5.9.12	In relation to any permitted underlease:
		5.9.12.1	to ensure that the rent is reviewed in accordance with the terms of the underlease
		5.9.12.2	to give notice to the Landlord of the details of the determination of every rent review within twenty-eight days
5.9.13
Notwithstanding clause 5.9.2 the Tenant may share the occupation of the whole or any part of the Premises with a company which is a member of the same group as the Tenant (within the meaning of Section 42 of the 1954 Act) for so long as both companies shall remain members of that group and otherwise than in a manner that transfers or creates a legal estate
5.9.14
To give notice to the Landlord and Superior Landlord of all dispositions devolutions assignments underleases mortgages or charges of the Premises or any part thereof within one month thereafter such notice to contain the name and place of abode of the person or company to whom the same shall have devolved or been assigned or underlet and to produce the probate letters of administration or other instrument evidencing the devolution or assignment counterpart underlease mortgage charge or other disposition to the Landlord's solicitor and to the Superior Landlord's solicitor and deposit with him a copy and pay to him his registration fee with every such notice
5.10	Nuisance etc and residential restrictions
5.10.1
Not to do nor allow to remain upon the Premises anything which may be or become or cause a nuisance annoyance disturbance inconvenience injury or damage to the Landlord or its tenants or the owners or occupiers of adjacent or neighbouring premises
	5.10.2	Not to use the Premises for a sale by auction or for any dangerous noxious noisy or offensive trade business manufacture or occupation nor for any illegal or immoral act or purpose
	5.10.3	Not to use the Premises as sleeping accommodation or for residential purposes nor keep any animal fish reptile or bird anywhere on the Premises
5.11	Landlord's costs

To pay to the Landlord on an indemnity basis all costs fees charges disbursements and expenses (including without prejudice to the generality of the above those payable to counsel solicitors surveyors and bailiffs) incurred by the Landlord in relation to or incidental to:

5.11.1
every application made by the Tenant for a consent or licence required by the provisions of this lease whether such consent or licence is granted or refused or proffered subject to any qualification or condition or whether the application is withdrawn
5.11.2
the preparation and service of a notice under the Law of Property Act 1925 Section 146 or incurred by or in contemplation of proceedings under Sections 146 or 147 of the Act nowithstanding that forfeiture is avoided otherwise than by relief granted by the court
	5.11.3	the recovery or attempted recovery of arrears of rent or other sums due from the Tenant and
5.11.4
any steps taken in contemplation of or in connection with the preparation and service of a schedule of dilapidations during or within six months after the expiration of the Term (but in relation to dilapidations arising during the Term)
5.12	The Planning Acts
5.12.1
Not to commit any breach of planning control (such term to be construed as it is used in the Planning Acts) and to comply with the provisions and requirements of the Planning Acts that affect the Premises whether as to the Permitted User or otherwise and to indemnify (both during or following the expiration of the Term) and keep the Landlord indemnified against all liability whatsoever including costs and expenses in respect of any contravention
5.12.2
At the expense of the Tenant to obtain all planning permissions and to serve all such notices as may be required for the carrying out of any operations or user on the Premises which may constitute Development provided that no application for planning permission shall be made without the previous consent of the Landlord such consent not to be unreasonably withheld or delayed
5.12.3
Subject only to any statutory direction to the contrary to pay and satisfy any charge or levy that may subsequently be imposed under the Planning Acts in respect of the carrying out or maintenance of any such operations or the commencement or continuance of any such user
	5.12.4	Notwithstanding any consent which may be granted by the Landlord under this lease not to carry out or make any alteration or addition to the Premises or any change of use until:
		5.12.4.1	all necessary notices under the Planning Acts have been served and copies produced to the Landlord
		5.12.4.2	all necessary permissions under the Planning Acts have been obtained and produced to the Landlord and
5.12.4.3
the Landlord has acknowledged (such acknowledgement not to be unreasonably withheld or delayed) that every necessary planning permission is acceptable to it the Landlord being entitled to refuse to acknowledge its acceptance of a planning permission on the grounds that any condition contained in it or anything omitted from it or the period referred to in it would be (or be likely to be) prejudicial to the Landlord's interest in the Premises whether during or following the expiration of the Term

	5.12.5	Unless the Landlord shall otherwise direct to carry out and complete before the expiration of the Term:
5.12.5.1
any works stipulated to be carried out to the Premises by a date subsequent to such expiration as a condition of any planning permission granted for any Development begun before the expiration of the Term and
		5.12.5.2	any Development begun upon the Premises in respect of which the Landlord shall or may be or become liable for any charge or levy under the Planning Acts
5.12.6
In any case where a planning permission is granted subject to conditions and if the Landlord reasonably so requires to provide security for the compliance with such conditions and not to implement the planning permission until security has been provided
5.12.7
If reasonably required by the Landlord but at the cost of the Tenant to appeal against any refusal of planning permission or the imposition of any conditions on a planning permission relating to the Premises following an application by the Tenant
5.13	Plans, documents and information
5.13.1
If called upon to do so to produce to the Landlord or the Surveyor all plans documents and other evidence as the Landlord may require in order to satisfy itself that the provisions of this lease have been complied with
	5.13.2	If called upon so to do to furnish to the Landlord or the Surveyor such information as may reasonably be requested in writing in relation to any pending or intended step under the 1954 Act
5.13.3
If called upon to do so to furnish to the Landlord or the Surveyor or any person acting as the third party determining the Rent in default of agreement between the parties under any provisions for rent review contained in this lease such information as may reasonably be requested in writing in relation to the implementation of any provisions for rent review
5.14	Indemnities
To be responsible for and to keep the Landlord fully indemnified against:—
	5.14.1	all damage damages losses costs expenses actions demands proceedings claims and liabilities made against or suffered or incurred by the Landlord arising directly or indirectly out of:—
		5.14.1.1	any act or omission or negligence of the Tenant or any persons at the Premises expressly or impliedly with the Tenant's authority or
		5.14.1.2	any breach or non-observance by the Tenant of the covenants conditions or other provisions of this lease or any of the matters to which this demise is subject
5.14.2
any tax or imposition relating to the Premises which becomes payable either during the Term or after its ending by reason of any act or default of the Tenant or any person deriving title under the Tenant or their respective agents servants and licensees

5.15	Reletting boards

To permit the Landlord upon reasonable notice at any time during the Term to enter upon the Premises and affix and retain anywhere upon the Premises a notice for reletting the Premises and during such period to permit persons with the written authority of the Landlord or its agent at reasonable times of the day to view the Premises
5.16	Encroachments
	5.16.1	Not to stop up darken or obstruct any windows or light belonging to the Building
5.16.2
To take all steps to prevent any new window light opening doorway path passage pipe or other encroachment or easement being made or acquired in against out of or upon the Premises and to notify the Landlord immediately if any such encroachment or easement shall be made or acquired (or attempted to be made or acquired) and at the request of the Landlord to adopt such means as shall be required to prevent such encroachment or the acquisition of any such easement
5.17	Yield up
At the expiration of the Term:
	5.17.1	to yield up the Premises in repair and in accordance with the terms of this lease
	5.17.2	to give up all keys of the Premises to the Landlord and
	5.17.3	to remove all signs erected by the Tenant in upon or near the Premises and immediately to make good any damage caused by such removal
5.18	Interest on arrears
5.18.1
If the Tenant shall fail to pay the rents or any other sum due under this lease whether formally demanded or not within 21 days of the date on which the same fall due for payment the Tenant shall pay to the Landlord Interest on the rents or other sum from the date when they were due to the date on which they are paid and such Interest shall be deemed to be rents due to the Landlord
5.18.2
Nothing in the preceding clause shall entitle the Tenant to withhold or delay any payment of the rents or any other sum due under this lease after the date upon which they fall due or in any way prejudice affect or derogate from the rights of the Landlord in relation to such non-payment including (but without prejudice to the generality of the above) under the proviso for re-entry contained in this lease

5.19	Statutory notices etc

To give full particulars to the Landlord of any notice direction order or proposal for the Premises made given or issued to the Tenant by any local or public authority within seven days of receipt and if so required by the Landlord to produce it to the Landlord and without delay to take all necessary steps to comply with the notice direction or order or at the request of the Landlord but at the cost of the Tenant to make or join with the Landlord in making such objection or representation against or in respect of any notice direction order or proposal as the Landlord shall deem expedient
5.20	Keyholders
To ensure that at all times the Landlord has and the local Police force has written notice of the name home address and home telephone number of at least two keyholders of the Premises

5.21	Sale of reversion etc

To permit upon reasonable notice at any time during the Term prospective purchasers of or agents instructed in connection with the sale of the Landlord's reversion or of any other interest superior to the Term to view the Premises without interruption provided they are authorised in writing by the Landlord or its agents
5.22	Defective premises

To give notice to the Landlord of any defect in the Premises which might give rise to an obligation on the Landlord to do or refrain from doing any act or thing in order to comply with the provisions of this lease or the duty of care imposed on the Landlord pursuant to the Defective Premises Act 1972 or otherwise and at all times to display and maintain all notices which the Landlord may from time to time reasonably require to be displayed at the Premises
5.23	New guarantor

Within fourteen days of the death during the Term of any Guarantor or of such person becoming bankrupt having a receiving order made against him having an interim receiver appointed in respect of his property or having a receiver appointed under the Mental Health Act 1983 or being a company passing a resolution to wind up or entering into liquidation having a receiver appointed having an administration order made or upon any person becoming entitled to exercise in respect of it the powers of an administrative receiver to give notice of this fact to the Landlord and if so required by the Landlord at the expense of the Tenant within twenty-eight days to procure some other person acceptable to the Landlord to execute a guarantee in respect of the Tenant's obligations contained in this lease in the form of the Guarantor's covenants contained in this lease
5.24	Landlord's rights
To permit the Landlord at all times during the Term to exercise without interruption or interference any of the rights granted to it by virtue of the provisions of this lease
5.25	User
5.25.1
Not to use the Premises for any purpose other than the Permitted User and (without prejudice to the generality thereof) not to use any part of the Premises at any time for the purpose of an hotel club billiard saloon dance hall funfair or amusement arcade but so that this provision shall not be deemed to preclude the holding of dances for or the playing of billiards by the employees of the Tenant so long as no nuisance or annoyance is caused to the Superior Landlord its tenants or residents in the neighbourhood
	5.25.2	Not to cease carrying on business in the Premises or leave the Premises continuously unoccupied for more than one month without:
		5.25.2.1	notifying the Landlord and
		5.25.2.2	providing such caretaking or security arrangements as the Landlord shall require and the insurers shall require in order to protect the Premises from vandalism theft damage or unlawful occupation
5.26	Smoke abatement
	5.26.1	To ensure that every new furnace boiler or heater at the Premises (whether using solid liquid or gaseous fuel) is constructed and used so as substantially to consume or burn the smoke arising from it

5.26.2
Not to cause or permit any grit or noxious or offensive effluvia to be emitted from any engine furnace chimney or other apparatus on the Premises without using all reasonable means for preventing or counteracting such emission
5.26.3
To comply with the provisions of the Clean Air Acts 1956 and 1968 the Control of Pollution Act 1974 and the Environmental Protection Act 1990 and with the requirements of any notice of the local authority served under them
5.27	Pollution
Not to permit to be discharged into any Pipes serving the Premises:
5.27.1
any oil or grease or any deleterious objectionable dangerous poisonous or explosive matter or substance and to take all measures to ensure that any effluent discharged into the Pipes will not be corrosive or otherwise harmful to the Pipes or cause obstruction or deposit in them or
	5.27.2	any fluid of a poisonous or noxious nature or of a kind likely to or that does in fact destroy sicken or injure the fish or contaminate or pollute the water of any stream or river
5.28	Roof and floor weighting
	5.28.1	Not to bring or permit to remain upon the Building any safes machinery goods or other articles which shall or may strain or damage the Building or any part of it
	5.28.2	Not without the consent of the Landlord to suspend any weight from the portal frames stanchions or roof purlins of the Building or use the same for the storage of goods or place any weight on them
5.28.3
On any application by the Tenant for the Landlord's consent under this clause the Landlord shall be entitled to consult and obtain the advice of an engineer or other person in relation to the roof or floor loading proposed by the Tenant and the Tenant shall repay to the Landlord on demand the fee of such engineer or other person
5.29	Machinery
5.29.1
To keep all landlords' plant apparatus and machinery (including any boilers and furnaces) upon the Premises properly maintained and in good working order and for that purpose to employ reputable contractors for the regular periodic inspection and maintenance of the same
	5.29.2	To renew all working and other parts as and when necessary or when recommended by such contractors
	5.29.3	To ensure by directions to the Tenant's staff and otherwise that such plant apparatus and machinery are properly operated and
	5.29.4	To avoid damage to the Premises by vibration or otherwise
5.30	Covenants and conditions contained in the Headlease

Except for the obligation to pay the rent reserved by clause 2(i) thereof to observe and perform the covenants and conditions on the part of the lessee contained in the Headlease and to indemnify the Landlord from and against any actions proceedings claims damages costs expenses or losses arising from any breach non-observance or non-performance of such covenants and conditions

5.31	Not to commit a breach of the terms of the Headlease

Not to do omit suffer or permit in relation to the Premises any act or thing which would or might cause the Landlord to be in breach of the Headlease or which if done omitted or suffered or permitted by the Landlord would or might constitute a breach of the covenants on the part of the lessee and the conditions contained in the Headlease
5.32	To permit access

To permit the Landlord and all persons authorised by the Landlord (including agents professional advisers contractors workmen and others) upon reasonable notice (except in the case of emergency) to enter upon the Premises for any purpose that is in the opinion of the Landlord necessary to enable it to comply with the covenants on the part of the lessee and the conditions contained in the Headlease
6	The Landlord's covenants
The Landlord covenants with the Tenant:
6.1	Quiet enjoyment

To permit the Tenant peaceably and quietly to hold and enjoy the Premises without any interruption or disturbance from or by the Landlord or any person claiming under or in trust for the Landlord or by title paramount
6.2	Headlease rent

Provided that the Tenant shall have performed its obligations under this lease to pay the rent reserved by the Headlease and to perform the covenants and conditions on the part of the lessee contained in the Headlease
6.3	To obtain consents under the Headlease

To take all reasonable steps at the Tenant's expense to obtain the consent of the Superior Landlord wherever the Tenant makes application for any consent required under this lease where the consent of both the Landlord and the Superior Landlord is needed by virtue of this Lease and the Headlease
7	Insurance
The term "Insurance Provisions" shall mean the provisions contained in this clause
7.1	Landlord to insure

The Landlord covenants with the Tenant to insure the Premises unless such insurance shall be vitiated by any act of the Tenant or by anyone at the Premises expressly or by implication with the Tenant's authority
7.2	Details of the insurance
Insurance shall be effected:
	7.2.1	in such insurance office or with such underwriters and through such agency as the Landlord may from time to time decide

	7.2.2	for the following sums:
7.2.2.1
such sum as the Landlord shall from time to time be advised or the Tenant shall reasonably require as being the full cost of rebuilding and reinstatement including architects' surveyors' and other professional fees payable upon any applications for planning permission or other permits or consents that may be required in relation to the rebuilding or reinstatement of the Premises the cost of debris removal demolition site clearance accommodation works any works that may be required by statute and incidental expenses and
		7.2.2.2	the loss of Rent payable under this lease from time to time (having regard to any review of rent which may become due under this lease) for three years
7.2.3
against damage or destruction by the Insured Risks to the extent that such insurance may ordinarily be arranged for properties such as the Premises with an insurer of repute and subject to such excesses exclusions or limitations as the insurer may require
7.3	Payment of Insurance Rent

The Tenant shall pay the Insurance Rent on demand for the period from and including the Rent Commencement Date to the day before the next policy renewal date following the date of this lease and subsequently the Tenant shall pay the Insurance Rent on demand
7.4	Suspension of Rent
	7.4.1	If and whenever during the Term:
7.4.1.1
the Premises or any part of them are damaged or destroyed by any of the Insured Risks (except one against which insurance may not ordinarily be arranged with an insurer of repute for properties such as the Premises unless the Landlord has in fact insured against that risk) so that the Premises or any part of them are unfit for occupation or use and
		7.4.1.2	payment of the insurance money is not refused in whole or in part the provisions of clause 7.4.2 shall have effect
7.4.2
When the circumstances contemplated in clause 7.4.1 arise the Rent or a fair proportion of the Rent according to the nature and the extent of the damage sustained shall cease to be payable until the Premises or the affected parts shall have been rebuilt or reinstated so that the Premises or the affected part are made fit for occupation or use or until the expiration of three years from the destruction or damage whichever period is the shorter (the amount of such proportion and the period during which the Rent shall cease to be payable to be determined by the Surveyor acting as an expert and not as an arbitrator)
7.5	Reinstatement and termination if prevented
	7.5.1	If and whenever during the Term:
7.5.1.1
the Premises or any part of them are damaged or destroyed by any of the Insured Risks (except one against which insurance may not ordinarily be arranged with an insurer of repute for properties such as the Premises unless the Landlord has in fact insured against that risk) and

	7.5.1.2	the payment of the insurance money is not refused in whole or in part by reason of any act or default of the Tenant or anyone at the Premises expressly or by implication with the Tenant's authority the Landlord shall use its best endeavours to obtain all planning permissions or other permits and consents that may be required under the Planning Acts or other statutes (if any) to enable the Landlord to rebuild and reinstate ("Permissions")
7.5.2
Subject to the provisions of clauses 7.5.3 and 7.5.4 the Landlord shall as soon as the Permissions have been obtained or immediately where no Permissions are required apply all money received in respect of such insurance (except sums in respect of loss of Rent) in rebuilding or reinstating the Premises so destroyed or damaged PROVIDED that in the event of substantial damage to or destruction of the Premises by an Insured Risk the above provisions shall have effect as if they obliged the Landlord (subject as provided above) to rebuild and reinstate the Premises either in the form in which they were immediately before the occurrence of the destruction or damage or with such modifications as:
	7.5.2.1	may be required by any competent authority as a condition of the grant of any of the Permissions and/or
	7.5.2.2	the Landlord may make to reflect then current good building practice and/or
	7.5.2.3	the Landlord may otherwise reasonably require

but so that the Landlord shall in any event provide in the Premises as rebuilt and reinstated accommodation for the Tenant no less convenient and commodious than those which existed immediately before the occurrence of the destruction or damage
7.5.3	For the purposes of this clause the expression 'Supervening Events' means:
	7.5.3.1	the Landlord has failed despite using its best endeavours to obtain the Permissions
	7.5.3.2	any of the Permissions have been granted subject to a lawful condition with which in all the circumstances it would be unreasonable to expect the Landlord to comply
7.5.3.3
some defect or deficiency in the site upon which the rebuilding or reinstatement is to take place would mean that the same could only be undertaken at a cost that would be unreasonable in all circumstances
	7.5.3.4	the Landlord is unable to obtain access to the site for the purposes of rebuilding or reinstating
	7.5.3.5	the cost of rebuilding or reinstating would exceed the amount received in respect of the insurance effected by the Landlord pursuant to this clause (except sums in respect of loss of Rent)
	7.5.3.6	the rebuilding or reinstating is prevented by war act of God Government action strike lock-out or
	7.5.3.7	any other circumstances reasonably beyond the control of the Landlord
7.5.4	the Landlord shall not be liable to rebuild or reinstate the Premises if and for so long as such rebuilding or reinstating is prevented by Supervening Events

7.5.5
If upon the expiry of a period of thirty months commencing on the date of the damage or destruction the Premises have not been rebuilt or reinstated so as to be fit for the Tenant's occupation and use either party may by notice served at any time within six months of the expiry of such period invoke the provisions of clause 7.5.6
	7.5.6	Upon service of a notice in accordance with clause 7.5.5:
		7.5.6.1	the Term will absolutely cease but without prejudice to any rights or remedies that may have accrued to either party against the other and
		7.5.6.2	all money received in respect of the insurance effected by the Landlord pursuant to this clause shall belong to the Landlord
7.6	Tenant's insurance covenants
The Tenant covenants with the Landlord
	7.6.1	to comply with all the reasonable requirements and recommendations of the insurers
7.6.2
not to do or omit anything that could cause any policy of insurance on or in relation to the Premises to become void or voidable wholly or in part nor (unless the Tenant shall have previously notified the Landlord and have agreed to pay the increased premium) anything by which additional insurance premiums may become payable
7.6.3
to keep the Premises supplied with such fire fighting equipment as the insurers and the fire authority may require and as the Landlord may reasonably require and to maintain such equipment to their satisfaction and in efficient working order and at least once in every six months to cause any sprinkler system and other fire fighting equipment to be inspected by a competent person
7.6.4
not to store or bring onto the Premises any article substance or liquid of a specially combustible inflammable or explosive nature and to comply with the requirements and recommendations of the fire authority and the reasonable requirements of the Landlord as to fire precautions relating to the Premises.
	7.6.5	not to obstruct the access to any fire equipment or the means of escape from the Premises nor to lock any fire door while the Premises are occupied
7.6.6
to give notice to the Landlord immediately upon the happening of any event which might affect any insurance policy on or relating to the Premises or upon the happening of any event against which the Landlord may have insured under this lease
7.6.7
immediately to inform the Landlord in writing of any conviction judgment or finding of any court or tribunal relating to the Tenant (or any director other officer or major shareholder of the Tenant) of such a nature as to be likely to affect the decision of any insurer or underwriter to grant or to continue any such insurance
7.6.8
if at any time the Tenant shall be entitled to the benefit of any insurance on the Premises (which is not effected or maintained in pursuance of any obligation contained in this lease) to apply all money received by virtue of such insurance in making good the loss or damage in respect of which such money shall have been received

7.6.9
if and whenever during the Term the Premises or any part of them are damaged or destroyed by an Insured Risk and the insurance money under the policy of insurance effected by the Landlord pursuant to its obligations contained in this lease is by reason of any act or default of the Tenant or anyone at the Premises expressly or by implication with the Tenant's authority wholly or partially irrecoverable immediately in every such case (at the option of the Landlord) either:
7.6.9.1
to rebuild and reinstate at its own expense the Premises or the part destroyed or damaged to the reasonable satisfaction and under the supervision of the Surveyor the Tenant being allowed towards the expenses of so doing upon such rebuilding and reinstatement being completed the amount (if any) actually received in respect of such destruction or damage under any such insurance policy or
		7.6.9.2	to pay to the Landlord on demand with Interest the amount of such insurance money so irrecoverable in which event the provisions of clauses 7.4 and 7.5 shall apply
7.7	Landlord's insurance covenants

The Landlord covenants with the Tenant in relation to the policy of insurance effected by the Landlord pursuant to its obligations contained in this lease to produce to the Tenant on demand reasonable evidence of the terms of the policy and the fact that the last premium has been paid.
8	The Guarantor's covenants
The expression "the Guarantor's covenants" shall mean the following covenants by the Guarantor
The Guarantor covenants with the person named in clause 1.1.1. and without the need for any express assignment with all its successors in title that:
8.1	To pay observe and perform

During the Term the Tenant shall punctually pay the rents and observe and perform the covenants and other terms of this lease and if at any time during the Term the Tenant shall make any default in payment of the rents or in observing or performing any of the covenants or other terms of this lease the Guarantor will pay the rents and observe or perform the covenants or terms in respect of which the Tenant shall be in default and make good to the Landlord on demand and indemnify the Landlord against all losses damages costs and expenses arising or incurred by the Landlord as a result of such non-payment non-performance or non-observance notwithstanding:
8.1.1
any time or indulgence granted by the Landlord to the Tenant or any neglect or forbearance of the Landlord in enforcing the payment of the rents or the observance or performance of the covenants or other terms of this lease or any refusal by the Landlord to accept rents tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after service of a notice under the Law of Property Act 1925 Section 146 have been entitled) to re-enter the Premises
	8.1.2	that the terms of this lease may have been varied by agreement between the parties
8.1.3
that the Tenant shall have surrendered part of the Premises in which event the liability of the Guarantor under this lease shall continue in respect of the part of the Premises not so surrendered after making any necessary apportionments under the Law of Property Act 1925 Section 140 and

	8.1.4	any other act or thing by which but for this provision the Guarantor would have been released
8.2	To take lease following disclaimer

If at any time during the Term the Tenant (being an individual) shall become bankrupt or (being a company) shall enter into liquidation and the trustee in bankruptcy or liquidator shall disclaim this lease the Guarantor shall if the Landlord shall by notice within sixty days after such disclaimer so require take from the Landlord a lease of the Premises for the residue of the Contractual Term which would have remained had there been no disclaimer at the Rent then being paid under this lease and subject to the same covenants and terms as in this lease (except that the Guarantor shall not be required to procure that any other person is made a party to that lease as guarantor) such new lease to take effect from the date of such disclaimer and in such case the Guarantor shall pay the costs of such new lease and execute and deliver to the Landlord a counterpart of it
8.3	To make payments following disclaimer

If this lease shall be disclaimed and for any reason the Landlord does not require the Guarantor to accept a new lease of the Premises the Guarantor shall pay to the Landlord on demand an amount equal to the rents for the period commencing with the date of such disclaimer and ending on whichever is the earlier of the following dates:
	8.3.1	the date three months after such disclaimer and
	8.3.2	the date (if any) upon which the Premises are relet
9	Provisos
9.1	Re-entry
If and whenever during the Term:
	9.1.1	the rents (or any of them or any part of them) under this lease are outstanding for 21 days after becoming due whether formally demanded or not or
	9.1.2	there is a breach by the Tenant or any Guarantor of any covenant or other term of this lease or any document supplemental to this lease or
	9.1.3	the Tenant or any Guarantor being an individual:
		9.1.3.1	becomes bankrupt or
		9.1.3.2	has an interim receiver appointed in respect of its property or
	9.1.4	the Tenant or any Guarantor being a company:
		9.1.4.1	enters into liquidation whether compulsory or voluntary (but not if the liquidation is for amalgamation or reconstruction of a solvent company) or
		9.1.4.2	has a receiver appointed or
		9.1.4.3	has an administration order made or
		9.1.4.4	any person becomes entitled to exercise in respect of it the powers of an administrative receiver or
	9.1.5	the Tenant enters into an arrangement for the benefit of its creditors the Landlord may re-enter the Premises (or any part of them in the name of the whole) at any time (and even if any previous right of re-entry has been waived) and then the Term will absolutely cease but without prejudice to any rights or remedies which may have accrued to the Landlord against the Tenant or any Guarantor in respect of any breach of covenant or other term of this lease (including the breach in respect of which the re-entry is made)
9.2	Exclusion of use warranty

Nothing in this lease or in any consent granted by the Landlord under this lease shall imply or warrant that the Premises may lawfully be used under the Planning Acts for the purpose authorised in this lease (or any purpose subsequently authorised)
9.3	Entire understanding
This lease embodies the entire understanding of the parties relating to the Premises and to all the matters dealt with by any of the provisions of this lease
9.4	Representations

The Tenant acknowledges that this lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except any such statement or representation that is expressly set out in this lease
9.5	Licences etc under hand

Whilst the Landlord is a limited company or other corporation all licences consents approvals and notices required to be given by the Landlord shall be sufficiently given if given under the hand of a director the secretary or other duly authorised officer of the Landlord
9.6	Tenant's property

If after the Tenant has vacated the Premises on the expiry of the Term any property of the Tenant remains in or on the Premises and the Tenant fails to remove it within seven days after being requested in writing by the Landlord to do so or if after using its best endeavours the Landlord is unable to make such a request to the Tenant within fourteen days after the expiry of the Term:
	9.6.1	in so far as such property is annexed to the Premises the Landlord may treat it as having reverted to the Landlord or
9.6.2
the Landlord may as the agent of the Tenant sell such property and the Tenant will indemnify the Landlord against any liability incurred by it to any third party whose property shall have been sold by the Landlord in the mistaken belief held in good faith (which shall be presumed unless the contrary is proved) that such property belonged to the Tenant and
9.6.3
if the Landlord having made reasonable efforts is unable to locate the Tenant the Landlord shall be entitled to retain the net proceeds of sale of such property absolutely unless the Tenant shall claim them within six months of the date upon which the Tenant vacated the Premises and
9.6.4
the Tenant shall indemnify the Landlord against any damage occasioned to the Premises and any actions claims proceedings costs expenses and demands made against the Landlord caused by or related to the presence of the property in or on the Premises

9.7	Compensation on vacating
Any statutory right of the Tenant to claim compensation from the Landlord on vacating the Premises shall be excluded to the extent that the law allows
9.8	Service of notices

The provisions of the Law of Property Act 1925 Section 196 as amended by the Recorded Delivery Service Act 1962 shall apply to the giving and service of all notices and documents under or in connection with this lease except that Section 196 shall be deemed to be amended as follows:
9.8.1
the final words of Section 196(4) .... "and that service ....... be delivered" shall be deleted and there shall be substituted ".... and that service shall be deemed to be made on the third Working Day after the registered letter has been posted "Working Day" meaning any day from Monday to Friday (inclusive) other than Christmas Day Good Friday and any statutory bank or public holiday and the day immediately following such statutory bank or public holiday"
9.8.2
any notice or document shall also be sufficiently served on a party if served on solicitors who have acted for that party in relation to this lease or the Premises at any time within the year preceding the service of the notice or document
9.8.3
any notice or document shall also be sufficiently served if sent by telex telephonic facsimile transmission or any other means of electronic transmission to the person to be served and that service shall be deemed to be made on the day of transmission if transmitted before 4pm on a Working Day but otherwise on the next following Working Day (as defined above)
and in this clause 'party' includes any Guarantor
10	Tenant's option to purchase reversion
10.1
If the Tenant wishes to purchase the leasehold reversion of the Premises as held by the Landlord at the date hereof pursuant to the terms of the superior lease dated 28th September 1976 ("the Landlord's Interest") then if the Tenant shall at any time during the first five years of the Contractual Term give to the Landlord notice in writing referring to this clause 10.1 ("the Tenant's Option Notice") of its desire to acquire the Landlord's Interest then the Landlord shall at the date specified in clause 10.4 and upon payment of the higher of
	10.1.1	£3,200,000 (three million two hundred thousand pounds) and
10.1.2	the Market Value to be ascertained in accordance with the provisions of clause 10.2

(the said higher sum in this clause 10 referred to as "the Sale Price") together with any Value Added Tax thereon and together also with the rents reserved by and all other sums payable under this Lease up to the date of actual completion transfer the Landlord's interest to the Tenant PROVIDED that until the sums payable in accordance with this clause shall have actually been paid this lease shall continue in full force and effect and provided also that no more than one Tenant's Option Notice may be served in any calendar year

10.2
The Landlord and the Tenant shall attempt to reach agreement on the Market Value of the Landlord's interest as at the date of service of the Tenant's Option Notice and if such agreement has not been reached within two months from the service of the Tenant's Option Notice then an Expert shall be appointed (on the application of either party but not more than six months from the service of the Tenant's Option Notice) to determine the Market Value (as defined in clause 10.9) of the Premises and the Expert shall act in accordance with the terms of clause 10.8
10.3
If within one month of the agreement or determination of the Market Value in accordance with the above provisions of this Clause 10 the Tenant serves on the Landlord a further notice in writing ("the Tenant's Completion Notice") referring to this clause 10.3 of its desire to complete the purchase of the Landlord's Interest an unconditional binding contract for the sale of the Landlord's Interest an unconditional binding contract for the sale of the Landlord's Interest by the Landlord to the Tenant for the Sale Price (together with any Value Added Tax thereon) subject only to (and with the benefit of) this Lease but otherwise free from encumbrances (other than such as may exist on the date hereof) shall forthwith arise between the Landlord and the Tenant provided however that the sale of the Landlord's Interest shall be subject to all local land charges (if any) affecting the Premises whether registered or not
10.4
Completion of the sale of the Landlord's Interest by the Landlord to the Tenant shall take place on the first working day after the expiration of four weeks after the service on the Landlord of the Tenant's Completion Notice and on completion the Tenant shall pay to the Landlord the Sale Price together with any Value Added Tax thereon and also together with all rents and other sums due to the Landlord under the provisions of this lease up to the date of actual completion and the transfer to the Tenant shall provide that this lease shall forthwith merge and be extinguished in the Landlord's Interest
10.5
The Tenant having investigated the Landlord's title to the Landlord's Interest up to the date of this Lease shall be deemed to have accepted such title and shall not be entitled to raise objections and requisitions in respect thereof or in respect of any local land charges or to investigate the said title in respect of any period prior to the date hereof
10.6
The unconditional binding contract for the sale and purchase of the Landlord's Interest referred to in clause 10.3 shall incorporate the above provisions of this clause 10 and in all respects other than as mentioned in the above provisions of this clause 10 incorporate the conditions contained in the edition of the Standard Conditions of Sale current at the date such contract arises insofar as they are not inconsistent with the provisions of this clause 10 and the prescribed rate of interest for the purposes of such conditions shall be the Interest Rate
10.7	This option shall be of no effect if the Tenant fails to protect it by notice caution or other appropriate entry under the Land Registration Act 1925 within three months from the date of this Lease
10.8	Expert
10.8.1
"Expert" means (for the purpose only of this clause 10) a chartered surveyor having the requisite experience appointed by agreement between the parties or in default of agreement within 14 days of one party giving notice to the other of its nomination or nominations nominated by the President of the Royal Institution of Chartered Surveyors on the application of either party

	10.8.2	The Expert shall act in the following manner:
10.8.3
he will be allowed reasonable facilities to inspect the Premises will be given all relevant information in the possession or under the control of either party and will allow each party to make representations to him and to make written counter-representations but will not in any way be fettered by the representations and counter-representations and will rely on his own judgment and inspection
	10.8.4	he shall be requested to use all reasonable endeavours to give his decision as speedily as possible
	10.8.5	he shall act as an expert and not as an arbitrator
	10.8.6	the decision of the Expert shall be final and binding on the parties hereto in respect of all matters referred to him hereunder
	10.8.7	the fees of the Expert and the costs of his appointment shall be payable by the Tenant
10.9	Market Value
10.9.1
"Market Value" means the consideration for which the sale of the Landlord's Interest might be reasonably be expected to have been completed unconditionally for cash consideration on the date of valuation assuming:
	10.9.2	that the Premises are sold with vacant possession or (if such assumption would result in a higher valuation) that the Premises remain subject to this Lease
	10.9.3	that the Premises are not subject to any other contractual agreement between the Landlord and the Tenant
	10.9.4	that the Tenant will acquire the Landlord's fixtures and fittings and that the same are in reasonable repair at the date of valuation
	10.9.5	a willing seller and a willing purchaser
10.9.6
that prior to the date of valuation there has been a reasonable period (having regard to the nature of the Premises and the state of the market) for the proper marketing of the Landlord's Interest for the agreement of price and terms and for the completion of the sale of the Landlord's Interest
	10.9.7	that the state of the market level of values and other circumstances were on any earlier assumed date of exchange of agreements for sale and purchase the same as on the date of valuation
	10.9.8	that no account is taken of any additional bid by a buyer or lessee with a special interest
	10.9.9	that no work has been carried out on the Premises by the Tenant its subtenants or their predecessors in title during the Term which has diminished the value of the Premises
	10.9.10	that the covenants contained in this lease on the part of the Tenant have been reasonably performed and observed
11	Tenant's Right of Pre-Emption
11.1	Except in accordance with the provisions of clause 11.2 the Landlord shall not during the Pre-Emption Period make any Disposal other than to the Tenant or the tenant's nominee

11.2	The Landlord may make a Disposal during a Disposal Period on the Relevant Terms provided that no Disposal may be made:
	11.2.1	to a connected person (as determined in accordance with the provisions of the Income and Corporation Taxes Act 1988) of the Landlord or any directors or former directors of the Landlord or
	11.2.2	as part of a larger transaction or series of transactions
11.3	In this clause 11:
	11.3.1	"Pre-Emption Period" means the period commencing on the fifth anniversary of the commencement of the Contractual Term and expiring on the determination of the Term
	11.3.2	"Disposal" means the creation grant surrender or transfer of any legal or equitable estate right or interest in the Premises or any part of them
11.3.3
"Relevant Terms" in respect of a Disposal has the meaning defined in sub-clause 11.4.2 which comprises (to the exclusion of any other) all material terms and (without prejudice to the generality of the above) all elements of any consideration and any other terms which might have an effect on such consideration
	11.3.4	"Disposal Period" means the period of six months commencing on a Rejection Date
11.3.5
"Relevant Offer" means the service by the Landlord on the Tenant of a written notice that the Landlord proposes to effect a Disposal of the Landlord's Interest (as defined in clause 10.1) at a premium the amount of which is specified in such notice
	11.3.6	"Provisional Acceptance" means the service by the Tenant on the Landlord of a written notice that the Tenant is minded to acquire the Landlord's Interest on terms to be agreed
	11.3.7	the "Completion Provisions" are:
11.3.7.1
the Landlord shall at the date specified in sub-clause 11.3.7.2 and upon payment by the Tenant to the Landlord of the Sale Price together with any Value Added Tax thereon and together also with the rents reserved by and all other sums payable under this lease up to the date of completion transfer the Landlord's Interest to the Tenant or (at the Tenant's request) the tenant's nominee provided that until the sums payable in accordance with this clause shall have actually been paid this lease shall continue in full force and effect
11.3.7.2
completion of the sale of the Landlord's Interest by the Landlord so the Tenant or the tenant's nominee (as appropriate) shall take place on the tenth working day after the date of the Tenant's Completion Notice where clause 11.4.1.2.1 applies and on the tenth working day after the date of agreement between the Landlord and the Tenant of the Market Value where clause 11.4.1.2.2 applies and the transfer shall provide that this lease shall forthwith merge and be extinguished in the Landlord's Interest
11.3.8
the "Acceptance Period" in respect of any notice of the Expert's decision served pursuant in the provisions of clause 11.4.1.2 or immediately following the date of the Relevant Offer referred to in clause 11.4 means the period of 20 working days commencing with the date on which the notice to which it relates is served or the date of the said Relevant Offer (as appropriate)

	11.3.9	"Rejection Date" means the date of the day next following the last day of an Acceptance Period during which the Tenant has not given Provisional Acceptance or a Tenant's Completion Notice other than an Acceptance Period during which the Landlord has given a Landlord's Withdrawal Notice
	11.3.10	"Landlord's Withdrawal Notice" means a written notice by the Landlord to the Tenant that the Landlord wishes to withdraw the Relevant Offer
11.4	If the Landlord makes a Relevant Offer during the Pre-Emption Period then:—
	11.4.1	if the Tenant gives Provisional Acceptance during the Acceptance Period immediately following the date of the Relevant Offer then:—
11.4.1.1
the Landlord and the Tenant shall attempt to reach agreement on the Market Value (as defined in clause 10.9) as at the date of the Relevant Offer and if such agreement has not been reached within 20 working days of the date of Provisional Acceptance then an Expert shall be appointed to determine the Market Value and the Expert shall act in accordance with the terms of clause 10.8
		11.4.1.2	forthwith upon the earlier of:—
11.4.1.2.1
the service of notice ("Tenant's Completion Notice") by the Tenant upon the Landlord at any time during the Acceptance Period commencing with the date of receipt by the Tenant of notice of the Expert's decision as to the Market Value that the Tenant wishes to acquire the Landlord's Interest at the Market Value (provided that the Landlord does not at any time during the said Acceptance Period whether before or after the service of any Tenant's Completion Notice serve a Landlord's Withdrawal Notice) and
			11.4.1.2.2	the agreement by the Landlord and the Tenant in accordance with clause 11.4.1.1 of the Market Value the Landlord shall be deemed to have made a further offer specifying the said amount of the Market Value as the premium for the Landlord's Interest and an unconditional binding contract for the sale of the Landlord's Interest by the Landlord to the Tenant or the tenant's nominee as appropriate for a premium which shall be the Market Value ascertained pursuant to the provisions of sub clause 11.4.1.1 (in the Completion Provisions referred to as "the Sale Price") incorporating the Completion Provisions subject only to (and with the benefit of) this Lease but otherwise free from encumbrances (other than such as may exist on the date hereof) shall forthwith arise between the Landlord and the Tenant provided however that the sale of the Landlord's Interest shall be subject to all local land charges (if any) affecting the Premises at the date of completion whether registered or not
11.4.2
If a Rejection Date immediately follows an Acceptance Period referred to in this sub clause 11.4 then the Relevant Terms during the Disposal Period commencing on the said Rejection Date shall be such terms as the Landlord shall in its absolute discretion decide

11.4.3
If the Landlord has given a Landlord's Withdrawal Notice then notwithstanding any other provisions of this Clause 11 the Landlord shall not make a further Relevant Offer for a period of six months from the relevant Rejection Date

IN WITNESS whereof this Deed has been executed but remains undelivered until the day and year first before written

FIRST SCHEDULE

Part 1

Rights Granted

Full right and liberty for the Tenant its servants and licensees

1.
in common with the Landlord the Superior Landlord and all other persons having the like right with or without vehicles at all times for all purposes connected with the Premises but not for any other purpose to pass and repass to and from the Premises over and along the part of the roads or ways shown coloured brown on the Plan
2.
to the free right of passage and running of water soil gas and electricity to and from the demised premises through all sewers drains pipes cables and watercourses now or within 80 years hereafter to be made or passing under or along the adjoining land of the Superior Landlord
3.
at all reasonable times having given 7 days prior notice in writing (except in cases of emergency) to enter upon the adjoining and neighbouring land of the Superior Landlord to repair and maintain the Premises the works upon which shall not otherwise be reasonably practicable subject to making good all damage and disturbance so caused PROVIDED that in exercising such right the Tenant its agents servants lessees and licensees shall not impede the use and enjoyment of such land by the Superior Landlord or the tenants or other occupiers thereof

Part 2

Rights Reserved

1.	The right at any time during the Term at reasonable times having (except in cases of emergency) given 7 days prior notice in writing to enter the Premises
1.1	to inspect the condition and state of repair of the Premises
1.2	to take schedules or inventories of fixtures and other items to be yielded up on the expiry of the Term and
1.3	to exercise any of the rights granted to the Landlord elsewhere in this lease
2
The right with the Surveyor and the third party determining the Rent in default of agreement between the parties under any provisions for rent review contained in this lease on reasonable prior notice to enter and inspect and measure the Premises for all purposes connected with any pending or intended step under the 1954 Act or the implementation of any provisions for rent review

3
Full right and liberty (in common with all other persons granted the like right by the Superior Landlord or its successors in title or other persons so entitled to grant the right) with or without vehicles at all times for all purposes (subject as hereinafter provided) to pass and repass over the part of the roads or ways shown coloured blue and hatched green on the Plan but in the case of the roads or ways hatched green for the purposes of the Electricity Company only
4
to the Superior Landlord the free right of passage and running of water and soil gas and electricity from the adjoining and neighbouring land and the buildings now or within the period of 80 years from the date of the Headlease erected thereon through the sewers drains pipes channels mains and cables laid or within the like period hereafter to be laid upon or under the Premises with power to enter upon the same having given 7 days prior notice in writing (except in cases of emergency) and in such positions as they may reasonably choose to lay and make connections with such sewers drains pipes channels mains and cables or any of them for the purpose of exercising the said right of passage aforementioned
5
to the Superior Landlord full right and liberty at any time hereafter and from time to time to execute works and erections upon the Superior Landlord's adjoining and neighbouring land and to use the said adjoining and neighbouring land and buildings in such manner as it may think fit notwithstanding that the access of light and air to the Premises may thereby be interfered with
6
to the Superior Landlord full right and liberty at all reasonable times to enter upon the Premises having given 7 days prior notice in writing (except in cases of emergency) to view the state and condition of and to repair and maintain adjoining premises or adjoining roadways the works upon which shall not otherwise be reasonably practicable subject to making good all damage and disturbance so caused

PROVIDED that in exercising such rights the Superior Landlord its agents servants lessees and licensees shall not impede the Tenants use and enjoyment of the Premises

SECOND SCHEDULE

Rent and Rent Review

1	Definitions
1.1	The terms defined in this paragraph shall for all purposes of this schedule have the meanings specified
1.2	'Review Period' means the period between any Review Date and the day prior to the next Review Date (inclusive) or between the last Review Date and the expiry of the Term (inclusive)
1.3	'the Assumptions' means the following assumptions at the relevant Review Date:
	1.3.1	that no work has been carried out on the Premises by the Tenant its subtenants or their predecessors in title during the Term which has diminished the rental value of the Premises
	1.3.2	that if the Premises have been destroyed or damaged by any of the Insured Risks they have been fully restored
	1.3.3	that the covenants contained in this lease on the part of the Tenant have been fully performed and observed

	1.3.4	that the Premises are available to let by a willing landlord to a willing tenant by one lease ('the Hypothetical Lease') without a premium being paid by either party and with vacant possession
1.3.5
that the Premises are ready for immediate occupation and use for the purpose or purposes required by the willing tenant referred to in the previous provisions of this schedule and that all the services required for such occupation and use are connected to the Premises
	1.3.6	that the Hypothetical Lease contains the same terms as this lease including the provisions for rent review on the Review Dates and at similar intervals after the last Review Date but except:
		1.3.6.1	the amount of the Initial Rent
		1.3.6.2	that the term of the Hypothetical Lease is ten years
		1.3.6.3	that such term begins on the relevant Review Date and
		1.3.6.4	that the rent shall commence to be payable from that date and
		1.3.6.5	the provisions relating to VAT contained in this schedule and
		1.3.6.6	that the years during which the tenant covenants to decorate the Premises are at similar intervals after the beginning of the term of the Hypothetical Lease as those specified in this lease
	1.3.7	that the Hypothetical Lease will be renewed at the expiry of its term under the provisions of the 1954 Act
1.3.8
that the Tenant is entitled by reason of the Tenant's own supplies to recover the full amount of all VAT chargeable in respect of any payment made by the Tenant under any of the terms of or in connection with this lease or in respect of any payment made by the Landlord where the Tenant agrees in this Lease to reimburse the Landlord for such payment
1.4	'the Disregarded Matters' means:
	1.4.1	any effect on rent of the fact that the Tenant its subtenants or their respective predecessors in title have been in occupation of the Premises
	1.4.2	any goodwill attached to the Premises by reason of the carrying on at the Premises of the business of the Tenant its subtenants or their predecessors in title in their respective businesses
1.4.3
any increase in rental value of the Premises attributable to the existence at the relevant Review Date of any improvement to the Premises carried out with consent where required by the Tenant during the Term otherwise than in pursuance of an obligation to the Landlord or its predecessors in title
	1.4.4	any effect on rent of the fact that VAT is or may be chargeable in respect of any payment made by the Tenant under any of the terms of or in connection with this lease
	1.4.5	the existence of the Second Rent and the amount thereof
1.5
'the President' means the President for the time being of the Royal Institution of Chartered Surveyors the duly appointed deputy of the President or any person authorised by the President to make appointments on his behalf

1.6	'the Arbitrator' means a person appointed by agreement between the parties or in the absence of agreement within fourteen days of one party giving notice to the other of its nomination or nominations nominated by the President on the application of either party made not earlier than six months before the relevant Review Date or at any time afterwards and any person appointed by the President in his place
2	Ascertaining the Rent
2.1	The Rent shall be:
	2.1.1	until and including 30 November 1993 the Initial Rent and thereafter
	2.1.2	until but excluding the first Review Date the sum of £315,000 (three hundred and fifteen thousand pounds) per year ("the Second Rent") and thereafter
	2.1.3	during each successive Review Period a rent equal to the greater of:
2.1.3.1
the Rent payable immediately prior to the relevant Review Date or if payment of Rent has been suspended pursuant to the proviso to that effect contained in this lease the Rent which would have been payable had there been no such suspension or
		2.1.3.2	such Rent as may be ascertained in accordance with this schedule
2.2
Such revised Rent for any Review Period may be agreed in writing at any time between the parties or (in the absence of agreement) will be determined not earlier than the relevant Review Date by the Arbitrator
2.3
The revised Rent to be determined by the Arbitrator shall be such as he shall decide acting as an arbitrator and not as an expert to be the rent at which the Premises might reasonably be expected to be let on the open market at the relevant Review Date making the Assumptions but disregarding the Disregarded Matters
2.4
The arbitration shall be conducted in accordance with the Arbitration Acts 1950 to 1979 except that if the Arbitrator shall die or decline to act the President may on the application of either party discharge the Arbitrator and appoint another in his place
2.5
Whenever the Rent shall have been ascertained in accordance with this schedule memoranda to this effect shall be signed by or on behalf of the parties and annexed to this lease and its counterpart and the parties shall bear their own costs in this respect and for any period VAT is chargeable in respect of the rents under this lease the amount of the Rent referred to in such memorandum shall be exclusive of VAT unless the contrary is expressly stated therein
3	Arrangements pending ascertainment of revised Rent
3.1
If the revised Rent payable during any Review Period has not been ascertained by the relevant Review Date Rent shall continue to be payable at the rate previously payable such payments being on account of the Rent for that Review Period
3.2
If one party shall upon publication of the Arbitrator's award pay all the Arbitrator's fees and expenses such party shall be entitled to recover (in default of payment within twenty-one days of a demand to that effect in the case of the Landlord as Rent in arrears or in the case of the Tenant by deduction from Rent) such proportion of them (if any) as the Arbitrator shall award against the other party

4	Payment of revised Rent
4.1
If the revised Rent shall be ascertained on or before the relevant Review Date and that date is not a quarter day the Tenant shall on that Review Date pay to the Landlord the amount by which one quarter's Rent at the rate payable on the immediately preceding quarter day is less than one quarter's Rent at the rate of the revised rent apportioned on a daily basis for that part of the quarter during which the revised Rent is payable
4.2
If the revised Rent payable during any Review Period has not been ascertained by the relevant Review Date then immediately after the date when the same has been agreed between the parties or the date upon which the Arbitrator's award shall be received by one party the Tenant shall pay to the Landlord:
4.2.1
any shortfall between the rent which would have been paid on the Review Date and on any subsequent quarter days had the revised rent been ascertained on or before the relevant Review Date and the payments made by the Tenant on account and
4.2.2
interest at Base Rate prevailing on the day upon which the shortfall is paid in respect of each instalment of Rent due on or after the Review Date on the amount by which the instalment of revised Rent which would have been paid on the relevant Review Date or such quarter day exceeds the amount paid on account and such interest shall be payable for the period from the date upon which the instalment was due up to the date of payment of the shortfall
5	Arrangements when increasing Rent prevented etc
5.1
If at any of the Review Dates there shall be in force a statute which shall prevent restrict or modify the Landlord's right to review the Rent in accordance with this lease and/or to recover any increase in the Rent the Landlord shall when such restriction or modification is removed relaxed or modified be entitled (but without prejudice to its rights (if any) to recover any Rent the payment of which has only been deferred by law) on giving not less than one month's nor more than three months' notice in writing to the Tenant to invoke the provisions of paragraph 5.2
5.2	Upon the service of a notice pursuant to paragraph 5.1 the Landlord shall be entitled:
5.2.1
to proceed with any review of the Rent which may have been prevented or further to review the Rent in respect of any review where the Landlord's right was restricted or modified and the date of expiry of such notice shall be deemed for the purposes of this lease to be a Review Date (provided that without prejudice to the operation of this paragraph nothing in this paragraph shall be construed as varying any subsequent Review Dates)
	5.2.2	to recover any increase in Rent with effect from the earliest date permitted by law

THE COMMON SEAL of MUIRHEAD VACTRIC
COMPONENTS LIMITED was hereunto affixed in
the presence of:—

                                    [SEAL]

/s/ [ILLEGIBLE]
Director

/s/ [ILLEGIBLE]
Director/Secretary

[DIAGRAM OMITTED]

[OPENMEN LETTERHEAD]

Our ref: MW/ns/5334

5 July 1996

Muirhead Vactric Components Ltd
33 Oakfield Road
Penge
London
SE20 8EW

Dear Sirs

OPENMEN LIMITED

Please note that with effect from 2 July 1996, Openmen Limited has changed its name to Williams Properties Limited (a copy of the Change of Name Certificate is enclosed), therefore all future rent and other demands will be sent in the new name of the company.

Yours faithfully
/s/ Martin Way
 M Way BA (Hons) Dip Surv
Group Property Administrator

[SEAL]

CERTIFICATE OF INCORPORATION
ON CHANGE OF NAME

Company No. 2124564

The Registrar of Companies for England and Wales hereby certifies that

OPENMEN LIMITED

having by special resolution changed its name, is now incorporated under the name of

WILLIAMS PROPERTIES LIMITED

Given at Companies House, Cardiff, the 2nd July 1996

                      /s/ A.F. Fletcher
                      A.F. FLETCHER
                      For the Registrar of Companies

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COUNTERPART UNDERLEASE: DATED 4th January 1993
FIRST SCHEDULE Part 1 Rights Granted
Part 2 Rights Reserved
SECOND SCHEDULE Rent and Rent Review
[DIAGRAM OMITTED]